UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 12, 2009

Capella Education Company

(Exact name of Registrant as specified in its charter)

Minnesota	001-33140	41-1717955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South 6th Street, 9th Floor Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 227-3552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2009, the compensation committee of the board of directors approved a form of restricted stock unit agreement (the “RSU Agreement”) to be used for grants of restricted stock units to employees under the Company’s 2005 Stock Incentive Plan (the “Plan”), and approved awards of restricted stock units to certain employees, including certain executive officers.

Under the RSU Agreement, upon the vesting of restricted stock units, the recipient will receive an equivalent number of shares of the Company’s common stock and will also receive cash in the amount of any dividends paid on the common stock between the date of the RSU Agreement and the date of vesting. Unvested restricted stock units will be forfeited upon termination of a recipient’s employment with the Company, except that a termination due to death or disability will cause a pro rata portion of the recipient’s unvested restricted stock units to vest (and the remainder to be forfeited). In addition, a recipient’s unvested restricted stock units will immediately vest if his or her employment is terminated within three years after a Change in Control (as defined in the RSU Agreement), unless such termination was effected by the Company for Cause (as defined in the Plan) or by the recipient without Good Reason (as defined in the RSU Agreement).

The form of RSU Agreement is filed as Exhibit 10.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

10.1	Form of Restricted Stock Unit Agreement (Employee), under the Capella Education Company 2005 Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPELLA EDUCATION COMPANY

Date: May 14, 2009	By	/s/ Gregory W. Thom
Gregory W. Thom
Vice President, General Counsel and Secretary